UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
BIMIZCI Fund LLC Warnke Investments LLC ZimCal Asset Management LLC Stephen Hodges Eric Kelly John Kiernan Timothy Shanahan
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
-with copies to-
Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BIMIZCI FUND LLC
BIMIZCI Fund LLC issued a press release on June  4, 2026.
Jun 4, 2026 6:00 PM Eastern Daylight Time
BIMIZCI Urges Stockholders to Vote for Its Outstanding Nominees to the Board Who Will Strengthen Medallion and Represent Stockholders. MFIN Wants to Distract from Underlying Underperformance and Possible Dividend Issues – We Won’t Let Them.
https://www.businesswire.com/news/home/20260604028964/en/BIMIZCI-Urges-Stockholders-to-Vote-for-Its-Outstanding-Nominees-to-the-Board-Who-Will-Strengthen-Medallion-and-Represent-Stockholders.-MFIN-Wants-to-Distract-from-Underlying-Underperformance-and-Possible-Dividend-Issues-We-Wont-Let-Them.
  BIMIZCI’s total cash investment of $11.7 million is 42% stock and 58% preferred securities
  ISS and Glass Lewis, 2 of the world’s best-known proxy firms, supported 2 BIMIZCI candidates and agreed that change was necessary at Medallion Financial (NASDAQ: MFIN)
  BIMIZCI is Medallion's 4th largest institutional stockholder as of June 4, 2026, has been invested for more than 5 years, and owns 530,250 shares plus $15 million par value of trust preferred securities as of June 4, 2026
  We are asking stockholders of record as of April 13, 2026, to vote the BLUE proxy card now at https://restoretheshine.com/vote
  Medallion and its Board continue to push an easily disprovable narrative about BIMIZCI in a desperate effort to distract from underperformance and dividend sustainability
  The market has spoken with 1Q26 0.80x Price/Tangible Book multiple near all-time lows
  Medallion's total shareholder returns were the lowest in its peer group over nearly every measured period, Recreation loan charge-offs hit a 16-yr high, 1Q26 earnings were the lowest in 5 years, and the SBA declared an event of default on $73.5 million of subsidiary debentures
  BIMIZCI has engaged with Medallion over 50 times in the last 3 years, delivered 2 white papers, and has been ignored or dismissed nearly every time
MINNEAPOLIS--(BUSINESS WIRE)--BIMIZCI Fund LLC issues the following press release urging Medallion stockholders to vote for change. Visit www.restoretheshine.com.
Medallion’s sensational ad hominem attacks are a worn, and arguably self-destructive, tactic. We would prefer MFIN direct its energy towards addressing the specific governance and operating weaknesses we have repeatedly identified. We repeat sections from our previous press release because Medallion and its Board continue to push an easily disprovable narrative in a transparent attempt to manipulate stockholders. Medallion and Andrew Murstein remain subject to the Federal Court’s Final Judgment and incorporated Consent. BIMIZCI has asked the SEC to consider whether the Company’s public statements are consistent with these obligations. We believe MFIN’s narrative underestimates the intelligence of stockholders, and is a direct rebuke to the SEC.
It is telling that a management team and board that spent years as defendants in an SEC fraud lawsuit, one driven by Medallion Financial's now-CEO misleading investors, is now accusing BIMIZCI of the very conduct a federal judge attributed to them.
The difference is the record. Where the SEC complaint documented Medallion's misstatements, the written record dismantles Medallion's claims about BIMIZCI just as clearly. Medallion tells stockholders the company is performing but the data says otherwise, and the market agrees with the data.
We published a “rebuttal deck” HERE refuting the majority of Medallion’s inaccurate claims and personal attacks. We have issued a Cease & Desist letter to Medallion once already. This unethical behavior should be unacceptable for any public company — and yet we are not surprised. Medallion’s Board has tolerated, and rewarded, unethical behavior in the past.
The question is, what is Medallion so desperate to hide that it is now relying on blogger posts to attack our board nominees who clearly bring expertise that is lacking? We believe there are two main reasons they are afraid:
  That we will push to change executive compensation to match sustainable performance, bring accountability and pursue bonus clawbacks;
  That our nominees will have unfettered access to internal company documents and will bring in a 3rd party objective law firm to investigate ethics violations.
Medallion argues that board change would disrupt value creation. Let us consider a few of the changes BIMIZCI is advocating for that Medallion describes as disruptive; but that most investors would describe as common-sense improvements:
Governance
  Refresh the board — it does not make sense to have a board of 8 with 5 directors older than 80 within the year
  Bring technology expertise onto the board
  Enforce MFIN’s code of ethical conduct and clawback policy for bad executive behavior
  Put all directors up for re-election every year so stockholders can hold them accountable
Strategy
  Diversify revenues away from consumer and consumer discretionary
  Apply deep analytics to dynamically understand credit risk
  Invest in ancillary services to increase fee income
  Improve the capital stack so as not to jeopardize dividends
Technology
  Develop a near-term and long-term tech strategy to better compete with Fintech who are now applying for and receiving bank charters
  Use AI-enabled tools to improve productivity, underwriting, pricing, distribution, servicing
  Apply tech to productivity – begin a full operational top-down analysis
Compensation
  Link bonuses and compensation to goals connected to the CORE business
  Stop transferring control by buying back shares and then giving them to insiders
  Take away the $28 million change-in-control that would be owed to the top 5 executives if Medallion were sold

Stockholders of record as of April 13, 2026 are urged to vote the BLUE proxy card before the annual meeting on June 9, 2026. Voting instructions are at https://restoretheshine.com/vote.
View the rebuttal deck at https://restoretheshine.com/materials/bimizci-rebuttal-mfin-may-2026-presentation
Important Information
BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, and Stephen Hodges (collectively, “BIMIZCI”) have nominated individuals as nominees to the board of directors of Medallion Financial Corp. (the “Company”) and intend to solicit votes for the election of those individuals, Eric Kelly, John Kiernan, and Timothy Shanahan as members of the Company’s board of directors (the “Nominees”). BIMIZCI will send a definitive proxy statement, proxy card and related proxy materials to stockholders of the Company seeking their support of the Nominees at the Company’s 2026 annual meeting of stockholders. Stockholders are urged to read the definitive proxy statement and proxy card because they contain important information about the Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and proxy card and other documents filed by BIMIZCI with the Securities and Exchange Commission (“SEC”) at the SEC’s website at www.sec.gov. Stockholders may also direct a request to Sodali & Co LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing zimcal@info.sodali.com.
Participants in Solicitation
The following persons are participants in the solicitation by BIMIZCI: BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, Stephen Hodges, Eric Kelly, John Kiernan, and Timothy Shanahan. The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. BIMIZCI filed a definitive proxy statement under cover of Schedule 14A on May 8, 2026 (the “Definitive Proxy Statement”). Information regarding the participants and their interests is contained in the Definitive Proxy Statement.
Forward-Looking Statements
Some of the information herein may contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that depend on future events are forward-looking. The words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. There can be no assurance that any forward-looking statements will prove to be accurate and therefore actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. In light of the significant uncertainties inherent in forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such forward-looking statements will be achieved.
Contacts
Media contact: nicole@nh-consult.com